Exhibit 99.1

News	micros ®
MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Release Date: April 30, 2003	Contact: Peter J. Rogers, Jr.
Vice President, Investor Relations
(443) 285-8059

MICROS REPORTS FISCAL 2003 THIRD QUARTER RESULTS:
RECORD REVENUE FOR THIRD QUARTER; NET INCOME AND EPS
EXCEED EXPECTATIONS

Columbia, Maryland… MICROS Systems, Inc.  (Nasdaq:MCRS), a leading supplier of information systems to the hospitality industry, today announced the results for its fiscal 2003 third quarter ended March 31, 2003.  Revenue for the quarter was $97.6 million, an increase of  $5.2 million, or 5.6%, over the same period last year.  The quarterly revenue was a record for MICROS’s fiscal third quarter.  Net income for the quarter was $5.4 million, an increase of $1.7 million, or 45.7%, over the year ago third quarter.  Earnings per share, on a diluted basis, were $0.31 per share, an increase of $0.10 per share, or 47.6%, over the year ago earnings of $0.21 per share.

For the nine-month period ending March 31, 2003, MICROS’s revenue was $279.6 million, an increase of  $12.9 million, or 4.8%, over the same period last year.  Net income for the nine-month period was $13.0 million, an increase of $5.9 million, or 84.4%, over the year ago period.  Earnings per share, on a diluted basis, were $0.74, an increase of  $0.34 per share, or 85.0%, over the year ago earnings of $0.40 per share.

In the first quarter of fiscal 2003, MICROS adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this Statement, the Company is not recording goodwill amortization expense for fiscal 2003.  For comparison purposes, the effect of goodwill amortization for the fiscal 2002 third quarter was $0.08 per diluted share and $0.22 per diluted share on a nine-month basis.

Tom Giannopoulos, MICROS’s Chairman and CEO stated: “We are pleased with the record quarterly revenue and improved profitability. The significant number of new contracts in the quarter is testament to the growing acceptance of both the Opera suite of products and the latest restaurant applications, including RES 3000 and ‘mymicros.net’.  It is our belief that we remain well-positioned with our broad and advanced portfolio of products as the economy improves.”

MICROS’s management guidance for the fiscal 2003 fourth quarter ending June 30, 2003 is for revenue between  $100 million and $105 million and net income between $6.2 million and $7.7 million.

MICROS’s stock is traded through NASDAQ under the symbol MCRS.  Some of the statements contained herein not based on historic facts are forward-looking statements that involve risks and uncertainties.  Some of those uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses.  Other risks are indicated in the MICROS Form 10-K and other filings with the Securities and Exchange Commission.  MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

MICROS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited – in thousands, except per share amounts)

	Third Quarter Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Revenue:
Hardware and software	$49,825	$50,028	$143,996	$140,223
Service	47,765	42,350	135,653	126,565
Total revenue	97,590	92,378	279,649	266,788

Cost of sales:
Hardware and software	28,149	27,720	81,120	78,475
Service	22,062	20,816	62,163	61,329
Total cost of sales	50,211	48,536	143,283	139,804

Gross margin	47,379	43,842	136,366	126,984

Selling, general and administrative expenses	31,626	30,702	93,752	89,732
Research and development expenses	4,245	4,587	13,380	14,148
Depreciation and amortization	1,995	4,025	6,170	11,856
Total operating expenses	37,866	39,314	113,302	115,736

Income from operations	9,513	4,528	23,064	11,248

Non-operating (expense) income, net	(439)	1,050	(873)	187

Income before taxes, minority interest, and equity in net earnings of affiliates	9,074	5,578	22,191	11,435

Income tax provision	3,631	1,770	8,877	3,996

Income before minority interest and equity in net earnings of affiliates	5,443	3,808	13,314	7,439

Minority interest and equity in net earnings of affiliates	(74)	(123)	(319)	(390)

Net income	$5,369	$3,685	$12,995	$7,049

Net income per common share:
Basic	$0.31	$0.21	$0.75	$0.40
Diluted	$0.31	$0.21	$0.74	$0.40

Weighted-average number of shares outstanding:
Basic	17,351	17,516	17,408	17,504
Diluted	17,575	17,888	17,663	17,785

MICROS SYSTEMS, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited - in thousands)

	March 31, 2003	June 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$56,531	$66,638
Accounts receivable, net	91,439	86,918
Inventories, net	33,832	31,211
Deferred income taxes	7,103	7,008
Prepaid expenses and other current assets	15,403	12,756
Total current assets	204,308	204,531

Property, plant and equipment, net	19,562	21,467
Deferred income taxes, non-current	20,307	20,707
Goodwill and intangible assets, net	30,237	32,055
Purchased and internally developed software costs, net	32,092	30,303
Other assets	3,207	3,767
Total assets	$309,713	$312,830

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$4,131	$18,699
Current portion of capital lease obligations	131	147
Accounts payable	20,338	25,955
Accrued expenses and other current liabilities	33,391	34,554
Income taxes payable	3,497	7,303
Deferred income taxes	797	547
Deferred service revenue	41,935	33,841
Total current liabilities	104,220	121,046

Capital lease obligations, net of current portion	284	279
Deferred income taxes, non-current	9,716	9,933
Other non-current liabilities	1,441	1,232
Commitments and contingencies
Minority interests	2,326	1,978

Shareholders’ equity:
Common stock	433	438
Capital in excess of par	52,140	56,867
Retained earnings	143,594	130,599
Accumulated other comprehensive loss	(4,441)	(9,542)
Total shareholders’ equity	191,726	178,362

Total liabilities and shareholders’ equity	$309,713	$312,830